Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
November 21, 2023

Farmers and Merchants Bancshares, Inc.	Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H	President & CEO
Hampstead, Maryland 21074	(410) 374-1510, Ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES

CASH DIVIDEND OF $.33 PER SHARE

HAMPSTEAD, MARYLAND (November 21, 2023) – On November 20, 2023, the Board of Directors of Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, declared a cash dividend of $.33 per share of common stock, which will be paid on December 15, 2023 to shareholders of record on December 1, 2023. The $.33 per share dividend is the same as the most recent dividend paid in June 2023. The combined 2023 dividend of $.66 per share represents a 3.8% yield on the current market value of $17.52 per share and represents a 4.8% increase over the $.63 per share dividend paid in 2022. The annual dividend has increased for 13 consecutive years.

Please visit the investor relations section of the Bank’s website, www.fmb1919.bank. It includes press releases, financial information, stock information, peer analysis, and information about Farmers and Merchants Bancshares, Inc. officers and directors.

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.